CONTACT:

GoAmerica
Laura Kowalcyk
CJP Communications
lkowalcyk@cjpcom.com
212-279-3115 x209

SIGN LANGUAGE ASSOCIATES AND VISUAL LANGUAGE INTERPRETING
COMBINE WITH GOAMERICA TO FORM NATION’S PREMIER SIGN
LANGAUAGE INTERPRETING SERVICES COMPANY

WASHINGTON, DC July 1, 2008 – GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications and professional interpreter services for deaf, hard-of-hearing, and speech-disabled persons, today announced a merger with two of the nation’s premier sign language interpreting services firms: Sign Language Associates (SLA) and Visual Language Interpreting (VLI), both of which are based in the Washington, D.C. metro area.

The SLA and VLI transactions make GoAmerica the nation’s leading provider of onsite sign language interpreting services, and will provide broader access to Video Remote Interpreting (VRI) services for its customers. The transactions also expand the availability of certified, high-quality interpreters and transcriptionists for the Company’s other products and services.

“Whether they’re at work, at home, or on the go, our customers need communication access throughout the course of an ordinary day,” said Dan Luis, CEO of GoAmerica. “We intend to become their preferred communication service provider, wherever and whenever they need to communicate. The transactions announced today deepen our resources and strengthen our ability to serve customers nationwide, whether they require onsite interpreting services or communication services through our video or text relay platforms.”

Sign Language Associates was founded in 1982 at a time when the interpreting industry did not formally exist. As the nation’s first and largest community interpreting business, SLA is known as the pioneer and has set the standard for service in the industry. Innovative programs like its nationally recognized Mentorship Program and the first video remote interpreting (VRI) service have set the Company apart as a leader striving to improve interpreter working conditions and employment opportunities.

“SLA is proud to have served the Deaf and interpreting communities for over 25 years,” said Janet Bailey, President/CEO and co-founder of Sign Language Associates. “Now, I am excited to become a part of a company that brings together the best in video and community services. With a shared commitment to excellence, I look forward to helping to create new opportunities for interpreters and new and improved services to people who are deaf.”

Visual Language Interpreting, founded in 1999, provides sign language interpreting and communication access real-time translation (CART) services, as well as large event coordination services throughout the nation. VLI employs a dedicated, nationally credentialed interpreting and real-time writing team.

“As the interpreting and CART industries have changed due to the growth in video relay and text services, it is exciting for us to be part of a company that has a commitment to preserving the positive attributes and integrity of the community interpreting and CART professions,” said Brandon Arthur, founder of Visual Language Interpreting. “With the talent, expertise, and resources we have at our disposal, we can help shape a bright and vibrant future for interpreting and real-time professionals across the country.”

“Janet and Brandon are passionate interpreting industry pioneers with broad interpreting, interpreting management experience and excellent reputations in the interpreting and deaf and hard of hearing communities,” said Ronald Obray, founder of Hands On Services and Senior Advisor at GoAmerica. “Together, they bring the talents and passion of their businesses into our company. They share our values and will help us maintain our reputation for quality service as we continue to pursue our vision of becoming the employer of choice for professional interpreters and real-time writers everywhere. As an interpreter myself for many years, I know what it takes to deliver the kind of quality we expect for our customers, and I’m excited to see us add such qualified professionals to our team.”

“GoAmerica is proud to be the leading end-to-end service provider to the deaf and hard of hearing community, and these transactions add to our extraordinary pool of talented interpreters,” added Behdad Eghbali, a partner at Clearlake Capital and board member of GoAmerica. “The additions of SLA and VLI will also serve to further diversify our revenue streams in communications services as we build on our existing community interpreting services.”

Post-merger, both Sign Language Associates and Visual Language Interpreting will continue to operate as wholly-owned subsidiaries of GoAmerica. In addition, Janet Bailey will occupy the position of Senior Vice President of Interpreter Relations for the combined companies and Brandon Arthur will serve as General Manager of community interpreting and CART services for the combined companies.

Transaction consideration for SLA and VLI was paid through cash on hand, and financial terms were not disclosed.

About GoAmerica

GoAmerica is one of the nation’s largest providers of communication services for the deaf, hard of hearing, and speech-disabled communities. As a leading provider of onsite interpreting services, video relay and text relay services, and video remote interpreting, the Company delivers a wide array of options designed to meet the varied communication needs of its customers. The Company’s vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com or http://www.ip-relay.com, or video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact -- including statements regarding the anticipated results of the transactions described in this press release -- constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.

“GoAmerica”, the “GoAmerica” logo, “i711“, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “i711.com” and “i711 Wireless” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

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